UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): October 5, 2005
Commission File Number 1-5097
JOHNSON CONTROLS, INC.
(Exact name of registrant as specified in its charter)

Wisconsin (State of Incorporation)	39-0380010 (I.R.S. Employer Identification No.)

5757 N. Green Bay Avenue
P.O. Box 591
Milwaukee, Wisconsin	53201
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (414) 524-1200
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03. Creation of a Direct Financial Obligation.
          On October 5, 2005, Johnson Controls, Inc. (the “Company”) entered into a Credit Agreement, dated that day, among the Company, the financial institutions party thereto and JPMorgan Chase Bank, N.A., as administrative agent for the lenders (the “Credit Agreement”). The Credit Agreement replaced the Company’s existing 364-day $625 million revolving credit facility that was scheduled to expire on October 5, 2005 and its five-year $625 million revolving credit facility that was scheduled to expire in October 2008. There were no amounts outstanding under these facilities on the date of their termination, and the Company did not incur any early termination penalties. The Company intends to use the revolving credit facility to provide a liquidity backstop for the Company’s commercial paper. The facility is available for general corporate purposes.
          The Credit Agreement provides for a revolving credit facility that matures in October 2010. The initial maximum aggregate amount of availability under the revolving credit facility is $1.6 billion, of which the entire amount is currently undrawn and available. The Credit Agreement expressly contemplates that the Company may seek to increase the maximum aggregate amount of availability under the revolving credit facility by $400 million. An increase is subject to the satisfaction of certain conditions, including the identification of lenders (which may include existing lenders or new lenders) willing to provide the additional commitments.
          The Company may borrow, repay and reborrow amounts under the Credit Agreement from time to time until the maturity of the revolving credit facility in October 2010. Voluntary prepayments and commitment reductions under the Credit Agreement are permitted at any time without fee upon proper notice.
          The Company will guarantee the obligations of certain of its subsidiaries under the Credit Agreement to the extent such subsidiaries borrow directly under the Credit Agreement. All borrowings under the Credit Agreement are unsecured.
          The fee for the unused portion of the aggregate commitments and the interest rate margin for outstanding amounts fluctuate based upon the Company’s long-term credit rating in effect from time to time, and the Company believes they reflect market rates.
          The Credit Agreement contains various restrictions and covenants applicable to the Company and its subsidiaries. The Credit Agreement does not contain a restriction specifically limiting the Company’s ability to pay dividends on its common stock. The Credit Agreement also contains customary events of default. If an event of default under the Credit Agreement occurs and is continuing, then the lenders may declare any outstanding obligations under the Credit Agreement to be immediately due and payable.
          The description of the Credit Agreement set forth above is qualified by reference to the Credit Agreement filed herewith as Exhibit 4.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.
(a)	Not applicable.

(b)	Not applicable.

(c)	Exhibits. The following exhibits are being filed herewith:
(4.1)	Credit Agreement, dated October 5, 2005, among Johnson Controls, inc., the financial institutions party thereto and JPMorgan Chase Bank, N.A. as administrative agent.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JOHNSON CONTROLS, INC.
BY:	/s/ Jeffrey Augustin
Jeffrey Augustin
Vice President and Corporate Controller

Date: October 11, 2005

JOHNSON CONTROLS, INC.
EXHIBIT INDEX TO FORM 8-K
Report Dated October 5, 2005

Exhibit No.
(4.1)	Credit Agreement, dated October 5, 2005, among Johnson Controls, inc., the financial institutions party thereto and JPMorgan Chase Bank, N.A. as administrative agent.